BULL & BEAR GROUP, INC.
11 Hanover Square, New York, NY 10005
Cable:       BULLNBEAR NEWYORK
(212)    785-0900/ (800) 847-4200



                                  June 25, 1986





Board of Directors
Bull & Bear Overseas Fund Ltd.
11 Hanover Square
New York, New York 10005

Gentlemen:

                In order to provide Bull & Bear Overseas Fund Ltd. (the "Fund") with the initial capital that it will require in order to commence operations as an open-end investment company under the Investment Company Act of 1940, Bull & Bear Group, Inc. ("Group") has agreed to purchase 7,000 shares of the Fund's common stock,, par value $.Ol per share, at a purchase price of $15.00 per share.

                Group hereby represents and warrants to Bull & Bear Overseas Fund Ltd. and its Board of Directors that the shares which will be acquired in accordance with this agreement will be so acquired for investment purposes and that Group has no present intention of reselling or otherwise disposing of any portion of such shares, nor of redeeming all or any portion of such shares, provided that it shall have the right to have any or all dividends paid to it in cash or shares acquired through reinvestment of dividends redeemed at any time, and provided further that the foregoing representations do not apply to any purchases that Group may make after the effective date of the Fund's registration statement on Form N-lA.

  Page II




  Group further represents that no consideration has been or will be paid by the Fund to Group for providing such initial capital.


  Group acknowledges that, as of the date hereof, the shares of the Fund are not registered under the Securities Act of 1933 and are being sold in reliance on the exemption from registration provided by Section 4(2) thereof relating to transactions not involving a public offering.



                                                  Very truly yours,

                                                  BULL & BEAR GROUP, INC.


                                            By:

                                                  Robert D. Anderson
                                                  Vice Chairman